New York Community Bancorp, Inc. Reports First Quarter 2018 Diluted Earnings Per Common Share Of $0.20 On Continued Loan Growth And Lower Expenses

Board of Directors Declares a $0.17 per Common Share Dividend

WESTBURY, N.Y., April 25, 2018 /PRNewswire/ --

First Quarter 2018 Highlights
  Earnings:
    Net income was $106.6 million in the current first quarter, up 2% from the $104.0 million reported for the three months ended March 31, 2017.
    Net income available to common shareholders totaled $98.3 million in the first quarter of 2018 compared to $104.0 million in the first quarter of 2017.
    Non-interest expenses for the quarter totaled $139.1 million, down $27.8 million or 17% from the year-ago quarter.
    The efficiency ratio was 47.45% compared to 50.99% in the year-ago quarter.
    Our return on average assets was 0.87% for the quarter, compared to 0.85% in the first quarter of 2017 and our return on average common stockholders' equity was 6.26% compared to 6.76%.(1)
    Our return on average tangible assets was 0.92% compared to 0.90% and our return on average tangible common stockholders' equity was 10.21% compared to 11.20%. (1) (2)

  Net Interest Margin:
    The net interest margin declined six basis points to 2.42% compared to the fourth quarter 2017 margin.
    Excluding prepayments, the net interest margin would have been 2.29%, down eight basis points from the fourth quarter 2017 margin.
    Prepayment income added 13 basis points to the net interest margin this quarter compared to 11 basis points last quarter.

  Balance Sheet:
    Total loans held for investment increased $501 million or 5% on an annualized basis to $38.9 billion, with most of the growth being multi-family loans.
    Total multi-family loans increased $582 million or 8% on an annualized basis.
    Total deposits increased $133 million or 2% on an annualized basis, with most of the growth in certificates of deposit and non-interest bearing accounts.

  Asset Quality:
    Non-performing assets represented $88.8 million or 0.18% of total assets.
    Non-performing loans represented $73.4 million or 0.19% of total loans.
    Net charge-offs totaled $6.5 million or 0.02% of average loans.
    The allowance for loan losses represented 219.6% of non-performing loans.

  Capital Position at March 31, 2018:
    Common Equity Tier 1 Capital Ratio was 11.44%.
    Tier 1 Risk-Based Capital Ratio was 12.92%.
    Total Risk-Based Capital Ratio was 14.41%.
    Leverage Capital Ratio was 9.49%.

(1)     Return on average assets and on average tangible assets is calculated using net income. Return on average common stockholders' equity and on average tangible common stockholders' equity is calculated using net income available to common shareholders.

(2)     "Tangible assets" and "tangible common stockholders' equity" are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page
         8 of this release.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income of $106.6 million for the three months ended March 31, 2018, up 2% from the $104.0 million reported for the three months ended March 31, 2017. Net income available to common shareholders was $98.3 million, down 5% compared to $104.0 million in the year-ago first quarter. In the current first quarter period, the Company paid $8.2 million in preferred stock dividends, whereas there was no such payment in the first quarter of last year. Diluted earnings per common share for the three months ended March 31, 2018 was $0.20 as compared to $0.21 for the three months ended March 31, 2017.

Commenting on the Company's first quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, "In several ways, the Company's first quarter 2018 performance picks up where our fourth quarter 2017 performance left off. Our loan growth continued into the new year, our operating expenses were lower than expected, asset quality was stable, and despite a sharp increase in short-term interest rates, the net interest margin held up relatively well.

"Despite beginning of the year seasonality, we originated $2.4 billion of loans held for investment during the quarter and we grew our loan portfolio by $501 million compared to the fourth quarter of last year, or 5% on an annualized basis. Once again, the growth was driven by our core multi-family loan portfolio which increased $582 million or an 8% annualized rate of growth.

"Our loan production continues to adhere to our strict underwriting standards. Asset quality during the first quarter remained strong and all of our asset quality metrics were relatively unchanged compared to the fourth quarter.

"The net interest margin was 2.42% during the quarter, down six basis points relative to the fourth quarter of 2017. Excluding the contribution from prepayment income, the margin would have been 2.29% compared to 2.37% in the prior quarter. In addition to the impact from the Fed's 25-basis point rate increases in December 2017 and March 2018, the margin was also impacted by the industry-wide increase in retail deposit costs.

"Lastly, non-interest expenses came in at $139.1 million for the quarter. This is down $27.8 million or 17% from the year-ago quarter and down $9.4 million or 6% from the prior quarter. As a result, our efficiency ratio dropped below the 50% level, improving to 47.45% during the quarter.

"All things considered, we believe that 2018 is off to a good start, especially as it pertains to loan growth and expenses."

Board of Directors Declares $0.17 per Common Share Dividend Payable on May 22, 2018 Reflecting our earnings and our capital position, the Board of Directors yesterday declared a quarterly cash dividend on the Company's common stock of $0.17 per share. The dividend is payable on May 22, 2018 to common shareholders of record as of May 8, 2018, and represents a dividend yield of 5.2% based on yesterday's closing price.

BALANCE SHEET SUMMARY

The Company recorded total assets at March 31, 2018 of $49.7 billion, up 2% on a year-over-year basis and up 4% annualized from the balance at December 31, 2017. Total non-covered loans held for investment increased $1.6 billion or 4% to $38.9 billion compared to the balance at March 31, 2017, and $501 million or 5% annualized compared to the balance at December 31, 2017. The growth during the current first quarter was funded primarily through wholesale borrowings, which increased $430 million sequentially, or 14% annualized. Deposits totaled $29.2 billion, up 2% compared to the year ago quarter-end and 2% annualized compared to the prior quarter-end.

For the four quarters ended March 31, 2018, the Company's total consolidated assets averaged $48.9 billion, which was below the current SIFI threshold of $50.0 billion. Given where average total consolidated assets stood at the end of the current first quarter, the Company has the ability to grow the balance sheet by approximately $3 billion without breaching the current SIFI threshold, based on the four quarter trailing average of total assets.

Loans

Non-Covered Loans Held for Investment
Non-covered loans held for investment, net totaled $38.7 billion, representing a $1.6 billion increase or 4% from the year-ago quarter and a $498 million increase or 5% annualized growth compared to the prior quarter. Total non-covered mortgage loans held for investment increased $1.4 billion or 4% from March 31, 2017 and $507 million or 6% annualized from December 31, 2017. Once again, this growth was centered in the multi-family loan portfolio. Total multi-family loans increased $1.6 billion to $28.7 billion or 6% from the year-ago quarter and $582 million or 8% annualized from the prior quarter.

Commercial real estate ("CRE") loans declined $281 million to $7.3 billion or 4% compared to the balance at March 31, 2017. One-to-four family loans totaled $466.0 million as of the current first quarter, compared to $417.0 million in the first quarter of the prior year and $477.2 million compared to the fourth quarter of last year. Acquisition, development, and construction ("ADC") loans were $441.6 million for the three months ended March 31, 2018, up $59.3 million or 16% compared to the three months ended March 31, 2017 and up a modest $5.9 million or 5% annualized, compared to the three months ended December 31, 2017.

Originations
Total loans originated for investment increased 46% on a year-over-year basis to $2.4 billion, but declined 22% from the seasonally strong fourth quarter. The year-over-year growth in originations was driven by our core multi-family loans and to a lesser extent, growth in our specialty finance business.

Pipeline
The current pipeline stands at $2.0 billion. This includes $1.3 billion in multi-family loans, $279 million in CRE loans, and $319 million in specialty finance loans.

Funding Sources

Deposits
Total deposits at March 31, 2018 were $29.2 billion, up $509 million or 2% compared to the balance at March 31, 2017 and up $133 million or 2% annualized compared to the balance at December 31, 2017. The general trend in our deposit composition over the last several quarters has been a shift into certificates of deposit ("CDs"). Accordingly, this quarter, CDs increased $1.5 billion to $9.1 billion or 20% compared to the year-ago quarter and rose $419.7 million or 19% annualized compared to the prior quarter. All other categories of deposits declined on both a year-over-year and sequential basis, except for non-interest bearing accounts, which increased $206 million to $2.5 billion or 36% annualized versus the prior quarter, but declined $338 million from the year-ago quarter.

Borrowed Funds
Borrowed funds totaled $13.3 billion and were up $430 million or 13% annualized compared to the prior quarter and up $130 million or 1% compared to the year-ago quarter. The majority of the increases were in wholesale borrowings, which rose by the same amounts in both periods.

Stockholders' Equity Total stockholders' equity at the end of the first quarter of 2018 was $6.8 billion, virtually unchanged from the fourth quarter of 2017, and up $133 million or 2% from the first quarter of 2017.

Common stockholders' equity to total assets represented 12.64%, 12.81%, and 12.58%, respectively, at March 31, 2018, December 31, 2017, and March 31, 2017.

Book value per common share was $12.80 at March 31, 2018, $12.88 at December 31, 2017, and $12.57 at March 31, 2017.

Excluding goodwill of $2.4 billion, tangible common stockholders' equity equaled $3.8 billion, virtually unchanged from the previous quarter, and up from $3.7 billion in the year-ago quarter. Tangible common stockholders' equity to tangible assets was 8.14%, 8.26%, and 7.99%, respectively, at March 31, 2018, December 31, 2017, and March 31, 2017.

Tangible book value per common share was $7.83 at March 31, 2018, $7.89 at December 31, 2017, and $7.58 at March 31, 2017.

Asset Quality The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired, or "PCI," loans) and non-covered repossessed assets.

Total non-performing assets declined modestly to $88.8 million or 0.18% of total assets at March 31, 2018 as compared to $90.1 million or 0.18% at December 31, 2017, and increased $18.4 million from $70.4 million or 0.15% of total non-covered assets at March 31, 2017.

Non-performing loans exhibited the same trends as mentioned above, as total non-accrual mortgage loans increased slightly due to a $6.2 million decline in non-accrual ADC loans offset by a $7.0 million increase in non-accrual CRE loans.

Other non-accrual loans (consisting primarily of taxi medallion-related loans) declined 4% compared to the previous quarter to $45.9 million, but increased 59% compared to the year-ago quarter.

Non-covered repossessed assets of $15.5 million were down 6% compared to the prior quarter but rose 51% compared to the year-ago quarter.

The Company recorded net charge-offs of $6.5 million or 0.02% of average loans during the first quarter of 2018, which was up 71% compared to the $3.8 million or 0.01% recorded during the fourth quarter of 2017, and up 15% compared to the $5.6 million or 0.01% reported during the first quarter of 2017.

At March 31, 2018, the Company's total taxi medallion-related exposure was $95.4 million compared to $99.1 million at year-end 2017.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2018

The Company reported net income of $106.6 million for the three months ended March 31, 2018, up 2% from the $104.0 million reported for the three months ended March 31, 2017. Net income available to common shareholders was $98.3 million, down 5% compared to $104.0 million in the year-ago first quarter. In the current first quarter period, the Company paid $8.2 million in preferred stock dividends, whereas there was no such payment in the first quarter of last year. Diluted earnings per common share for the three months ended March 31, 2018 was $0.20 as compared to $0.21 for the three months ended March 31, 2017.

Net Interest Income Net interest income for the three months ended March 31, 2018 of $270.3 million was relatively unchanged compared to the trailing three month period and decreased 8% from the year-ago quarter. Both the sequential and year-over-year comparisons were impacted by higher levels of interest expense driven by a combination of higher deposit and wholesale borrowings balances along with higher rates being paid on those balances. This was offset somewhat by higher interest income during the current first quarter, as we resumed our balance sheet growth strategy.

Net Interest Margin
The net interest margin for the current first quarter declined six basis points sequentially and 29 basis points from the year-ago first quarter. Excluding the 13-basis point contribution to the net interest margin from prepayment income (compared to 11 basis points for both the prior quarter and year-ago quarter), the first quarter net interest margin would have declined eight basis points sequentially and 31 basis points year-over-year to 2.29%.

Provision for Loan Losses The Company reported a $9.6 million provision for losses on non-covered loans for the first quarter of 2018 as compared to a $2.9 million provision for the fourth quarter of 2017 and a $1.8 million provision for the first quarter of 2017. The higher provision during the current quarter was related to the higher level of charge-offs during the quarter.

Non-Interest Income
Non-interest income for the first quarter of 2018 totaled $22.9 million, down 10% from the trailing quarter and down 29% from the year-ago quarter. The sequential decline was the result of seasonality in some of our fee business and a net loss on securities compared to a net gain on securities in the previous quarter. The year-over-year decline was impacted by the sale of our mortgage banking operations and covered loans portfolio during the third quarter of 2017.

Non-Interest Expense
Total non-interest expense was $139.1 million during the current first quarter, down $9.4 million or 6% from the prior quarter and down $27.8 million or 17% compared to the year-ago quarter. The primary driver for the lower expenses was a decline in general and administrative ("G&A") expense. G&A expense declined $11.1 million or 27% compared to the previous quarter and $15.3 million or 34% compared to the year-ago quarter. The linked-quarter improvement was primarily the result of lower FDIC premium expense and decreases in professional fees. These decreases were partially offset by a $2.2 million increase in compensation and benefits expense due to higher FICA and medical expenses.

Largely reflecting our lower expenses, the efficiency ratio improved to 47.45% during the first quarter of 2018, as compared to 50.11% in the fourth quarter of 2017 and 50.99% in the first quarter of 2017.

Income Tax Expense
The Company recorded an effective tax rate of 26.25% during the current first quarter. Accordingly, income tax expense declined 37% to $37.9 million compared to $60.2 million in the first quarter of 2017. The income tax expense in the first quarter of last year reflected an effective tax rate of 36.67%. The income tax expense of $8.4 million recorded in the fourth quarter of last year reflected a one-time net benefit of $42 million as a result of the Tax Cuts and Jobs Act.

About New York Community Bancorp, Inc.
Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. At March 31, 2018, the Company reported assets of $49.7 billion, loans of $38.9 billion, deposits of $29.2 billion, and stockholders' equity of $6.8 billion.

Reflecting our growth through a series of acquisitions, the Community Bank operates 225 branches through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona, while the Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call
The Company will host a conference call on Wednesday, April 25, 2018, at 8:30 a.m. (Eastern Time) to discuss its first quarter 2018 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on April 29, 2018 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13677891. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 23, 2018.

Cautionary Statements Regarding Forward-Looking Information This earnings release and the associated conference call may include forwardâ€?looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forwardâ€?looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forwardâ€?looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forwardâ€?looking statements. Furthermore, because forwardâ€?looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forwardâ€?looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from nonâ€?financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10â€?K for the year ended December 31, 2017 and in other SEC reports we file. Our forwardâ€?looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
	March 31,	December 31,
	2018	2017
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$ 2,680,772	$ 2,528,169
Securities:
Available-for-sale	3,391,952	3,531,427
Equity investments with readily
determinable fair values, at fair value	32,069	-
Total securities	3,424,021	3,531,427
Loans held for sale	31,402	35,258
Mortgage loans held for investment:
Multi-family	28,673,988	28,092,182
Commercial real estate	7,255,396	7,324,852
One-to-four family	465,981	477,244
Acquisition, development, and construction	441,588	435,707
Total mortgage loans held for investment	36,836,953	36,329,985
Other loans:
Commercial and industrial	2,044,202	2,049,498
Other loans	8,268	8,488
Total other loans held for investment	2,052,470	2,057,986
Total loans held for investment	38,889,423	38,387,971
Less: Allowance for losses on loans	(161,140)	(158,046)
Loans held for investment, net	38,728,283	38,229,925
Total loans, net	38,759,685	38,265,183
Federal Home Loan Bank stock, at cost	622,989	603,819
Premises and equipment, net	364,312	368,655
Goodwill	2,436,131	2,436,131
Other assets	1,366,964	1,390,811
Total assets	$ 49,654,874	$ 49,124,195
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 12,633,937	$ 12,936,301
Savings accounts	5,019,698	5,210,001
Certificates of deposit	9,063,320	8,643,646
Non-interest-bearing accounts	2,518,479	2,312,215
Total deposits	29,235,434	29,102,163
Borrowed funds:
Wholesale borrowings	12,984,500	12,554,500
Junior subordinated debentures	359,259	359,179
Total borrowed funds	13,343,759	12,913,679
Other liabilities	294,964	312,977
Total liabilities	42,874,157	42,328,819
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 489,072,101
shares issued; and 490,379,532 and 488,490,352 shares outstanding, respectively)	4,904	4,891
Paid-in capital in excess of par	6,073,755	6,072,559
Retained earnings	255,777	237,868
Treasury stock, at cost (59,538 and 581,749 shares, respectively)	(777)	(7,615)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	8,050	39,188
Net unrealized loss on the non-credit portion of other-than-
temporary impairment losses, net of tax	(6,042)	(5,221)
Pension and post-retirement obligations, net of tax	(57,790)	(49,134)
Total accumulated other comprehensive loss, net of tax	(55,782)	(15,167)
Total stockholders' equity	6,780,717	6,795,376
Total liabilities and stockholders' equity	$ 49,654,874	$ 49,124,195

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands, except per share data)	2018	2017	2017
Interest Income:
Mortgage and other loans	$ 355,917	$ 346,515	$ 358,402
Securities and money market investments	48,408	43,855	40,717
Total interest income	404,325	390,370	399,119

Interest Expense:
Interest-bearing checking and money market accounts	34,369	27,567	19,709
Savings accounts	7,221	7,378	6,810
Certificates of deposit	30,515	28,569	22,131
Borrowed funds	61,922	55,882	55,552
Total interest expense	134,027	119,396	104,202
Net interest income	270,298	270,974	294,917
Provision for losses on non-covered loans	9,571	2,926	1,787
Recovery of losses on covered loans	-	-	(5,795)
Net interest income after provision for (recovery of)
loan losses	260,727	268,048	298,925

Non-Interest Income:
Fee income	7,327	7,776	7,860
Bank-owned life insurance	6,804	5,963	6,337
Mortgage banking income	-	-	9,764
Net (loss) gain on securities	(466)	1,009	1,979
FDIC indemnification expense	-	-	(4,636)
Other income	9,192	10,595	10,868
Total non-interest income	22,857	25,343	32,172

Non-Interest Expense:
Operating expenses:
Compensation and benefits	83,975	81,734	96,206
Occupancy and equipment	24,884	25,368	25,059
General and administrative	30,248	41,382	45,524
Total operating expenses	139,107	148,484	166,789
Amortization of core deposit intangibles	-	-	154
Total non-interest expense	139,107	148,484	166,943
Income before income taxes	144,477	144,907	164,154
Income tax expense	37,925	8,386	60,197
Net Income	106,552	136,521	103,957
Preferred stock dividends	8,207	8,207	-
Net income available to common shareholders	$ 98,345	$ 128,314	$ 103,957

Basic earnings per common share	$ 0.20	$ 0.26	$ 0.21
Diluted earnings per common share	$ 0.20	$ 0.26	$ 0.21

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017:

	At or for the
	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands)	2018	2017	2017
Total Stockholders' Equity	$ 6,780,717	$ 6,795,376	$ 6,647,351
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles ("CDI")	-	-	(54)
Preferred stock	(502,840)	(502,840)	(503,116)
Tangible common stockholders' equity	$ 3,841,746	$ 3,856,405	$ 3,708,050

Total Assets	$ 49,654,874	$ 49,124,195	$ 48,824,564
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
CDI	-	-	(54)
Tangible assets	$ 47,218,743	$ 46,688,064	$ 46,388,379

Average Common Stockholders' Equity	$ 6,287,730	$ 6,253,482	$ 6,151,286
Less: Average goodwill and CDI	(2,436,131)	(2,436,131)	(2,436,286)
Average tangible common stockholders' equity	$ 3,851,599	$ 3,817,351	$ 3,715,000

Average Assets	$ 48,862,383	$ 48,175,046	$ 48,736,309
Less: Average goodwill and CDI	(2,436,131)	(2,436,131)	(2,436,286)
Average tangible assets	$ 46,426,252	$ 45,738,915	$ 46,300,023

Net Income Available to Common Shareholders	$ 98,345	$ 128,314	$ 103,957
Add back: Amortization of CDI, net of tax	-	-	92
Adjusted net income available to common shareholders	$ 98,345	$ 128,314	$ 104,049

GAAP MEASURES:
Return on average assets (1)	0.87%	1.13%	0.85%
Return on average common stockholders' equity (2)	6.26	8.21	6.76
Book value per common share	$12.80	$12.88	$12.57
Common stockholders' equity to total assets	12.64	12.81	12.58

NON-GAAP MEASURES:
Return on average tangible assets (1)	0.92%	1.19%	0.90%
Return on average tangible common stockholders' equity (2)	10.21	13.45	11.20
Tangible book value per common share	$7.83	$7.89	$7.58
Tangible common stockholders' equity to tangible assets	8.14	8.26	7.99

(1)     To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we adjust net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible assets recorded during that period.

(2)     To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we adjust net income available to common shareholders generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible common stockholders' equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	March 31, 2018				December 31, 2017				March 31, 2017
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 38,290,886	$ 355,917	3.72%		$ 37,651,895	$ 346,515	3.68%		$ 39,069,323	$ 358,402	3.67%
Securities	4,066,613	39,992	3.95		3,792,557	35,628	3.75		4,340,559	40,710	3.78
Interest-earning cash and cash equivalents	2,134,976	8,416	1.60		2,410,081	8,227	1.35		8,469	7	0.34
Total interest-earning assets	44,492,475	404,325	3.64		43,854,533	390,370	3.56		43,418,351	399,119	3.68
Non-interest-earning assets	4,369,908				4,320,513				5,317,958
Total assets	$ 48,862,383				$ 48,175,046				$ 48,736,309
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 12,627,483	$ 34,369	1.10%		$ 12,304,413	$ 27,567	0.89%		$ 13,213,490	$ 19,709	0.60%
Savings accounts	5,063,110	7,221	0.58		5,166,477	7,378	0.57		5,250,724	6,810	0.53
Certificates of deposit	8,804,862	30,515	1.41		8,595,905	28,569	1.32		7,687,089	22,131	1.17
Total interest-bearing deposits	26,495,455	72,105	1.10		26,066,795	63,514	0.97		26,151,303	48,650	0.75
Borrowed funds	12,927,318	61,922	1.94		12,374,681	55,882	1.79		13,395,369	55,552	1.68
Total interest-bearing liabilities	39,422,773	134,027	1.38		38,441,476	119,396	1.23		39,546,672	104,202	1.07
Non-interest-bearing deposits	2,401,542				2,665,971				2,735,560
Other liabilities	247,498				311,277				218,726
Total liabilities	42,071,813				41,418,724				42,500,958
Stockholders' equity	6,790,570				6,756,322				6,235,351
Total liabilities and stockholders' equity	$ 48,862,383				$ 48,175,046				$ 48,736,309
Net interest income/interest rate spread		$ 270,298	2.26%			$ 270,974	2.33%			$ 294,917	2.61%
Net interest margin			2.42%				2.48%				2.71%
Ratio of interest-earning assets to
interest-bearing liabilities			1.13	x			1.14	x			1.10	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands except share and per share data)	2018	2017	2017
PROFITABILITY MEASURES:
Net income	$ 106,552	$ 136,521	$ 103,957
Net income available to common shareholders	98,345	128,314	103,957
Basic earnings per common share	0.20	0.26	0.21
Diluted earnings per common share	0.20	0.26	0.21
Return on average assets	0.87%	1.13%	0.85%
Return on average tangible assets (1)	0.92	1.19	0.90
Return on average common stockholders' equity	6.26	8.21	6.76
Return on average tangible common stockholders'
equity (1)	10.21	13.45	11.20
Efficiency ratio (2)	47.45	50.11	50.99
Operating expenses to average assets	1.14	1.23	1.37
Interest rate spread	2.26	2.33	2.61
Net interest margin	2.42	2.48	2.71
Effective tax rate	26.25	5.79	36.67
Shares used for basic common EPS computation	488,140,102	487,217,383	486,511,756
Shares used for diluted common EPS computation	488,140,102	487,217,383	486,511,756
Common shares outstanding at the respective
period-ends	490,379,532	488,490,352	488,953,712

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
CAPITAL MEASURES:
Book value per common share	$12.80	$12.88	$12.57
Tangible book value per common share (1)	7.83	7.89	7.58
Common stockholders' equity to total assets	12.64%	12.81%	12.58%
Tangible common stockholders' equity to tangible assets (1)	8.14	8.26	7.99

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.

	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	11.44%	11.36%	10.79%
Tier 1 risk-based capital ratio	12.92	12.84	12.23
Total risk-based capital ratio	14.41	14.32	13.71
Leverage capital ratio	9.49	9.58	9.24
New York Community Bank
Common equity tier 1 ratio	13.53%	13.43%	12.65%
Tier 1 risk-based capital ratio	13.53	13.43	12.65
Total risk-based capital ratio	13.95	13.86	13.10
Leverage capital ratio	9.98	10.06	9.55
New York Commercial Bank
Common equity tier 1 ratio	15.69%	15.95%	14.90%
Tier 1 risk-based capital ratio	15.69	15.95	14.90
Total risk-based capital ratio	16.81	16.97	15.94
Leverage capital ratio	11.00	11.37	10.82

(1)     The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%;
          and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
				Mar. 31, 2018
				compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017	2017	2017
(in thousands, except share data)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$2,680,772	$2,528,169	$984,296	6%	172%
Securities:
Available-for-sale	3,391,952	3,531,427	50,224	-4%	6,654%
Held-to-maturity	-	-	3,642,104	NM	NM
Equity investments with readily determinable fair values, at fair value	32,069	-	-	NM	NM
Total securities	3,424,021	3,531,427	3,692,328	-3%	-7%
Loans held for sale	31,402	35,258	215,981	-11%	-85%
Non-covered mortgage loans held for investment:
Multi-family	28,673,988	28,092,182	27,053,626	2%	6%
Commercial real estate	7,255,396	7,324,852	7,536,268	-1%	-4%
One-to-four family	465,981	477,244	416,982	-2%	12%
Acquisition, development, and construction	441,588	435,707	382,289	1%	16%
Total non-covered mortgage loans held for investment	36,836,953	36,329,985	35,389,165	1%	4%
Other non-covered loans:
Commercial and industrial	2,044,202	2,049,498	1,918,380	0%	7%
Other loans	8,268	8,488	22,944	-3%	-64%
Total non-covered other loans held for investment	2,052,470	2,057,986	1,941,324	0%	6%
Total non-covered loans held for investment	38,889,423	38,387,971	37,330,489	1%	4%
Less: Allowance for losses on non-covered loans	(161,140)	(158,046)	(154,450)	2%	4%
Non-covered loans held for investment, net	38,728,283	38,229,925	37,176,039	1%	4%
Covered loans	-	-	1,599,101	NM	NM
Less: Allowance for losses on covered loans	-	-	(17,906)	NM	NM
Covered loans, net	-	-	1,581,195	NM	NM
Total loans, net	38,759,685	38,265,183	38,973,215	1%	-1%
Federal Home Loan Bank stock, at cost	622,989	603,819	577,943	3%	8%
Premises and equipment, net	364,312	368,655	379,304	-1%	-4%
FDIC loss share receivable	-	-	221,158	NM	NM
Goodwill	2,436,131	2,436,131	2,436,131	0%	0%
Core deposit intangibles, net	-	-	54	NM	NM
Other assets	1,366,964	1,390,811	1,560,135	-2%	-12%
Total assets	$49,654,874	$49,124,195	$48,824,564	1%	2%

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$12,633,937	$12,936,301	$12,972,381	-2%	-3%
Savings accounts	5,019,698	5,210,001	5,335,783	-4%	-6%
Certificates of deposit	9,063,320	8,643,646	7,562,207	5%	20%
Non-interest-bearing accounts	2,518,479	2,312,215	2,856,175	9%	-12%
Total deposits	29,235,434	29,102,163	28,726,546	0%	2%
Borrowed funds:
Wholesale borrowings	12,984,500	12,554,500	12,854,500	3%	1%
Junior subordinated debentures	359,259	359,179	358,952	0%	0%
Total borrowed funds	13,343,759	12,913,679	13,213,452	3%	1%
Other liabilities	294,964	312,977	237,215	-6%	24%
Total liabilities	42,874,157	42,328,819	42,177,213	1%	2%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	503,116	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070,
489,072,101 and 488,953,712 shares issued; and 490,379,582,
488,490,352 and 488,953,712 shares outstanding, respectively)	4,904	4,891	4,890	0%	0%
Paid-in capital in excess of par	6,073,755	6,072,559	6,045,979	0%	0%
Retained earnings	255,777	237,868	149,425	8%	71%
Treasury stock, at cost (59,538, and 581,749 shares, respectively, at March 31, 2018 and December 31, 2017)	(777)	(7,615)	-	-90%	NM
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	8,050	39,188	(1,336)	-79%	-703%
Net unrealized loss on the non-credit portion of other-than-temporary
impairment losses, net of tax	(6,042)	(5,221)	(5,222)	16%	16%
Pension and post-retirement obligations, net of tax	(57,790)	(49,134)	(49,501)	18%	17%
Total accumulated other comprehensive loss, net of tax	(55,782)	(15,167)	(56,059)	268%	0%
Total stockholders' equity	6,780,717	6,795,376	6,647,351	0%	2%
Total liabilities and stockholders' equity	$49,654,874	$49,124,195	$48,824,564	1%	2%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)
				Mar. 31, 2018
	For the Three Months Ended			compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017	2017	2017
(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$355,917	$346,515	$358,402	3%	-1%
Securities and money market investments	48,408	43,855	40,717	10%	19%
Total interest income	404,325	390,370	399,119	4%	1%

Interest Expense:
Interest-bearing checking and money market accounts	34,369	27,567	19,709	25%	74%
Savings accounts	7,221	7,378	6,810	-2%	6%
Certificates of deposit	30,515	28,569	22,131	7%	38%
Borrowed funds	61,922	55,882	55,552	11%	11%
Total interest expense	134,027	119,396	104,202	12%	29%
Net interest income	270,298	270,974	294,917	0%	-8%
Provision for losses on non-covered loans	9,571	2,926	1,787	227%	436%
Recovery of losses on covered loans	-	-	(5,795)	NM	NM

Net interest income after provision for (recovery of)
loan losses	260,727	268,048	298,925	-3%	-13%

Non-Interest Income:
Fee income	7,327	7,776	7,860	-6%	-7%
Bank-owned life insurance	6,804	5,963	6,337	14%	7%
Mortgage banking income	-	-	9,764	NM	NM
Net (loss) gain on securities	(466)	1,009	1,979	NM	NM
FDIC indemnification expense	-	-	(4,636)	NM	NM
Other income	9,192	10,595	10,868	-13%	-15%
Total non-interest income	22,857	25,343	32,172	-10%	-29%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	83,975	81,734	96,206	3%	-13%
Occupancy and equipment	24,884	25,368	25,059	-2%	-1%
General and administrative	30,248	41,382	45,524	-27%	-34%
Total operating expenses	139,107	148,484	166,789	-6%	-17%
Amortization of core deposit intangibles	-	-	154	NM	NM
Total non-interest expense	139,107	148,484	166,943	-6%	-17%

Income before taxes	144,477	144,907	164,154	0%	-12%
Income tax expense	37,925	8,386	60,197	352%	-37%
Net Income	$106,552	$136,521	$103,957	-22%	2%
Preferred stock dividends	8,207	8,207	-	0%	NM
Net Income available to common shareholders	$98,345	$128,314	$103,957	-23%	-5%

Basic earnings per common share	$0.20	$0.26	$0.21	-23%	-5%
Diluted earnings per common share	$0.20	$0.26	$0.21	-23%	-5%

Dividends per common share	$0.17	$0.17	$0.17

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						Mar. 31, 2018 compared to
	Mar. 31,		Dec. 31,		Mar. 31,		Dec. 31,		Mar. 31,
	2018		2017		2017		2017		2017

(dollars in thousands)
Total Interest Income	$404,325		$390,370		$399,119		4%		1%

Prepayment Income:
Loans	$11,779		$10,078		$9,566		17%		23%
Securities	2,933		1,387		2,548		111%		15%
Total prepayment income	$14,712		$11,465		$12,114		28%		21%

GAAP Net Interest Margin	2.42%		2.48%		2.71%		-6	bp	-29	bp
Less:
Prepayment income from loans	11	bp	9	bp	9	bp	2	bp	2	bp
Prepayment income from securities	2		2		2		0	bp	0	bp
Total prepayment income contribution
to net interest margin	13	bp	11	bp	11	bp	2	bp	2	bp

Adjusted Net Interest Margin (non-GAAP)	2.29%		2.37%		2.60%		-8	bp	-31	bp

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				Mar. 31, 2018
	For the Three Months Ended			compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017	2017	2017
(dollars in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$1,706,211	$2,038,298	$954,613	-16%	79%
Commercial real estate	177,142	346,918	250,342	-49%	-29%
One-to-four family residential	2,699	8,160	43,859	-67%	-94%
Acquisition, development, and construction	15,321	21,644	12,919	-29%	19%
Total mortgage loans originated for investment	1,901,373	2,415,020	1,261,733	-21%	51%

Other Loans Originated for Investment:
Specialty Finance	396,889	547,732	269,164	-28%	47%
Other commercial and industrial	117,614	122,905	122,155	-4%	-4%
Other	878	789	885	11%	-1%
Total other loans originated for investment	515,381	671,426	392,204	-23%	31%
Total Loans Originated for Investment	$2,416,754	$3,086,446	$1,653,937	-22%	46%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:
				Mar. 31, 2018
	At or For the Three Months Ended			compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,		Mar. 31,
	2018	2017	2017	2017		2017
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	$28,673,988	$28,092,182	$27,053,626	2%		6%
Percent of total held-for-investment loans	73.7%	73.2%	72.5%	50	bp	120	bp
Average principal balance	$5,843	$5,790	$5,491	1%		6%
Weighted average life (in years)	2.7	2.6	3.3	4%		-18%

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,255,396	$7,324,852	$7,536,268	-1%		-4%
Percent of total held-for-investment loans	18.7%	19.1%	20.2%	-40	bp	-150	bp
Average principal balance	$5,778	$5,691	$5,636	2%		3%
Weighted average life (in years)	2.9	3.0	3.1	-3%		-6%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing non-covered loans and assets at the respective dates:

				Mar. 31, 2018
				compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands)	2018	2017	2017	2017	2017
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$11,881	$11,078	$11,555	7%	3%
Commercial real estate	13,611	6,659	3,327	104%	309%
One-to-four family residential	1,949	1,966	10,093	-1%	-81%
Acquisition, development, and construction	-	6,200	6,200	NM	NM
Total non-accrual non-covered mortgage loans	27,441	25,903	31,175	6%	-12%
Other non-accrual non-covered loans (1)	45,945	47,779	28,969	-4%	59%
Total non-performing non-covered loans	73,386	73,682	60,144	0%	22%
Non-covered repossessed assets (2)	15,458	16,400	10,259	-6%	51%
Total non-performing non-covered assets	$88,844	$90,082	$70,403	-1%	26%

(1) Includes $44.8 million, $46.7 million and $24.4 million of non-accrual taxi medallion-related loans at March 31, 2018,
December 31, 2017 and March 31, 2017, respectively.
(2) Includes $8.8 million and $8.2 million of repossessed taxi medallions at March 31, 2018 and December 31, 2017, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
Non-performing non-covered loans to total
non-covered loans	0.19%	0.19%	0.16%
Non-performing non-covered assets
to total non-covered assets	0.18	0.18	0.15
Allowance for losses on non-covered loans to
non-performing non-covered loans	219.58	214.50	253.88	(1)
Allowance for losses on non-covered loans to
total non-covered loans	0.41	0.41	0.41	(1)

(1) Excludes the allowance for losses on PCI loans.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's non-covered loans 30 to 89 days past due at the respective dates:

				Mar. 31, 2018
				compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017	2017	2017
(dollars in thousands)
Non-Covered Loans 30 to 89 Days Past Due:
Multi-family	$ -	$1,258	$8	NM	NM
Commercial real estate	3,191	13,227	1,202	-76%	165%
One-to-four family residential	397	585	792	-32%	-50%
Other (1)	6,763	2,719	14,465	149%	-53%
Total non-covered loans 30 to 89 days past due	$10,351	$17,789	$16,467	-42%	-37%

(1) Includes $6.7 million, $2.7 million, and $13.3 million of taxi medallion loans at March 31, 2018, December 31, 2017, and March 31,
2017, respectively.

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
(dollars in thousands)
Charge-offs:
Multi-family	$ -	$ -	$ -
Commercial real estate	3,191	-	-
One-to-four family residential	-	-	-
Acquisition, development, and
construction	2,220	-	-
Other (1)	1,580	4,772	5,830
Total charge-offs	6,991	4,772	5,830

Recoveries:
Multi-family	$ -	$ -	$ -
Commercial real estate	(26)	(10)	(15)
One-to-four family residential	-	-	-
Acquisition, development, and
construction	(84)	-	(100)
Other	(404)	(964)	(88)
Total recoveries	(514)	(974)	(203)

Net charge-offs	$ 6,477	$ 3,798	$ 5,627

Net charge-offs to average loans (2)	0.02%	0.01%	0.01%

(1) Includes taxi medallion loans of $1.6 million, $4.8 million, and $5.8 million, respectively, for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017.
(2) Three months ended presented on a non-annualized basis.

Investor Contact:	Salvatore J. DiMartino
(516) 683-4286
Media Contact:	Kelly Maude Leung
(516) 683-4032